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                                                                      Exhibit 21


                          MORRISON KNUDSEN CORPORATION

Subsidiaries of the Registrant

Consolidated, subsidiaries of the
registrant, Morrison Knudsen Corporation (Delaware) and its consolidated subsidiaries.

                                                    STATE OR COUNTRY OF
                                                       INCORPORATION
                                                    -------------------
     Atascosa Mining Co.                            Nevada
     Black Construction Corporation                 Guam
     Black Micro Corporation                        Northern Mariana Islands
     Broadway Insurance Company Ltd.                Bermuda
     Centennial Engineering, Inc.                   Colorado
     CF Systems Corporation                         Massachusetts
     E.E. Black, Ltd.                               Hawaii
     Ferguson MK River, Ltd.                        England
     McConnell Dowell Corporation, Ltd.             Australia
     MK Engine Systems                              New York
     MK-Ferguson of Idaho Company                   Idaho
     MK Ferguson of Oak Ridge Company               Tennessee
     MK Rail Corporation                            Delaware
     Morrison Knudsen Corporation                   Ohio
     Morrison-Knudsen Financial Company, Inc.       Nevada
     Motor Coils Manufacturing Company              Pennsylvania
     National Projects, Inc.                        Nevada
     Navasota Mining Company, Inc.                  Nevada
     Northern Construction Company, Ltd.            Canada
     Power Parts Company                            Nevada
     Western Aircraft, Inc.                         Nevada

The names of particular subsidiaries have been excluded because when considered in the aggregate as a single subsidiary, as of December 31, 1994, they would not constitute a significant subsidiary under Rule 1-02 of Regulation S-X.